CONFORMED COPY















                           PURCHASE AND SALE AGREEMENT

                                     between

                      Huntingdon Life Sciences Inc., Seller

                                       and

                     Alconbury Properties III Limited, Buyer

                            Dated as of June 14, 2005

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE 1             DEFINITIONS AND INTERPRETATION........................1

         1.1      Definitions...............................................1

         1.2      Readiness for Closing.....................................2

         1.3      Joint parties.............................................2

         1.4      Statutes..................................................2

         1.5      Negative Covenants........................................2

         1.6      Captions..................................................3

         1.7      Clauses...................................................3

ARTICLE 2             PURCHASE AND SALE.....................................3

         2.1      The Property..............................................3

ARTICLE 3             PURCHASE PRICE........................................3

         3.1      Amount and Payment........................................3

         3.2      Deposit...................................................3

ARTICLE 4             COMPLETION OF SALE....................................3

         4.1      Closing Date..............................................3

         4.2      Time......................................................3

         4.3      Closing Location..........................................3

ARTICLE 5             TITLE TO THE PROPERTY.................................3

         5.1      Possession................................................4

         5.2      Encumbrances..............................................4

         5.3      Leaseback of Real Property................................4

         5.4      Title Exceptions..........................................4

         5.5      Condition of Title........................................4

         5.6      Current Government Impositions............................4

         5.7      Warranty of Title.........................................4

         5.8      Proof of title............................................4

ARTICLE 6             REVIEW OF THE PROPERTY................................4

         6.1      Physical State............................................5

ARTICLE 7             REPRESENTATIONS AND WARRANTIES........................5

         7.1      Seller Representations and Warranties.....................5

         7.2      Buyer Representations and Warranties......................7

ARTICLE 8             COVENANTS.............................................8

         8.1      Seller Covenants..........................................8

         8.2      Buyer Covenants...........................................8

         8.3      Assignment and sub-sales..................................9

         8.4      Insurance.................................................9

ARTICLE 9             CLOSING...............................................9

         9.1      Closing Procedure.........................................9

         9.2      Possession...............................................10

         9.3      Closing Costs and Credits................................10

         9.4      Prorations...............................................10

         9.5      Formation of Agreement...................................10

         9.6      Amount payable...........................................10

         9.7      Title deeds..............................................10

         9.8      Means of payment.........................................10

ARTICLE 10            REMEDIES.............................................10

         10.1     Errors and omissions.....................................10

         10.2     Rescission...............................................11

         10.3     Buyer's failure to Close.................................11

         10.4     Seller's failure to Close................................11

ARTICLE 11            GENERAL..............................................11

         11.1     Notice...................................................11

         11.2     Seller Disclaimer........................................12

         11.3     Continuing Application...................................12

         11.4     Acknowledgment...........................................13

         11.5     Rights of Third Parties..................................13

EXHIBIT A.  COMMITMENT.
EXHIBIT B.  ENCUMBRANCES.
EXHIBIT C.  LEASE.
EXHIBIT D.  FORM OF FIRPTA CERTIFICATE.
SCHEDULE 7.1(E)



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     THIS PURCHASE AND SALE AGREEMENT  ("Agreement"),  made as of June 14, 2005, between Huntingdon Life Sciences Inc., a Delaware  corporation  ("Seller"),  and
Alconbury   Properties  III  Limited,  a  British  Virgin  Islands   corporation
("Buyer").

                                   ARTICLE 1

                         Definitions And Interpretation

1.1 Definitions. In this clause and in this Agreement the following expressions have the following meanings respectively:

     (a)  "absolute title" shall mean good, marketable and insurable title;

     (b)  "accrued interest" means:

               (i) if money has been placed on deposit, the interest actually earned

               (ii) otherwise,  the interest  which might  reasonably  have been earned by depositing the money at interest on seven days' notice of withdrawal with a bank less, in either case, any proper charges for handling the money;

     (c) "Business Day" shall mean any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory Bank Holiday or any other day on which clearing banks in the City of New York and Princeton, New Jersey are not generally open for the conduct of banking business during normal banking hours and such business day shall expire at 5:30 p.m.

     (d) "clearing bank" means a bank which is a clearinghouse bank under the Federal Reserve banks system;

     (e)  "Closing" shall have the meaning set forth in Section 4.2;

     (f)  "Closing Date" shall have the meaning set forth in Section 4.1;

     (g) "contract rate" is the interest rate provided in this Agreement from time to time in force;

     (h) "direct credit" means a direct transfer of cleared funds to an account nominated by the seller's attorney and maintained at a clearing bank;

     (i) "Environmental Law" shall mean all law relating to the protection of human health and safety or the protection of the environment including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), New Jersey's Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and applicable rules, orders, ordinances or notices of any Authority.

     (j) "Hazardous Substance" shall mean, without limitation, any petroleum product, contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, or other chemicals defined in Environmental Laws as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants or contaminants.

     (k) "lease" includes sub-lease, tenancy and agreement for a lease or sub-lease;

     (l) "Permits" shall mean all building permits, certificates of occupancy, and other certificates, permits, licenses and approvals required for the operation of the Real Property.

     (m)  "Permitted  Exceptions"  shall have the  meaning  set forth in Section
          5.2.

     (n) "public requirement" means any notice, order or proposal given or made (whether before or after the date of the Agreement) by a body acting on statutory authority;

     (o)  "Purchase Price" shall have the meaning set forth in Section 3.1;

     (p) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater.

     (q)  "transfer" includes conveyance and assignment.

     1.2  Readiness for Closing. A party is ready, able and willing to Close:

     (a)  if it could be, but for the default of the other party, and

     (b) in the case of Seller, even though a mortgage remains secured on the property, if the amount to be paid on Closing enables the Property to be transferred freed of all mortgages (except those to which the sale is expressly subject) or if Seller produces reasonable evidence that the Property will be released from those mortgages on or before completion of the sale.

     1.3 Joint parties. If there is more than one seller or more than one buyer, the obligations which they undertake can be enforced against them all jointly or against each individually.

     1.4 Statutes. Any reference in this Agreement to a statute or an order includes any statutory extension or modification or re-enactment of such statute or order and any regulations and orders made under any of them.

     1.5 Negative Covenants. Any obligation arising under this Agreement not to do an act or thing includes an obligation not to suffer such act or thing to be done.

     1.6 Captions. Clause and schedule captions and headings (if any) of this Agreement do not form part of this Agreement and shall not be taken into account in the construction or interpretation of this Agreement.

     1.7 Clauses. References in this Agreement to any clause or schedule without further designation are references to the clause of or schedule to the Agreement so numbered or named.

                                   ARTICLE 2

                                Purchase and Sale

2.1 The Property. Seller agrees to sell and Buyer agrees to purchase from Seller, upon and subject to the terms and conditions in this Agreement, all of the following property (collectively, the "Property"): The real property in the city of East Millstone, New Jersey, commonly known as the Princeton Research Center, as described in commitment no. 3625-80069 dated March 30, 2005 (the "Commitment"), prepared by Chicago Title Insurance Company (the "Title Company"), attached hereto as Exhibit A, together with all buildings, structures and improvements located on such real property, and all Seller's right, title and interest in and to all machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the "Real Property").

                                   ARTICLE 3

                                 Purchase Price

3.1 Amount and Payment. The total purchase price for the Property shall be fifteen million Dollars ($15,000,000) (the "Purchase Price").

3.2  Deposit. No deposit has been paid.

                                   ARTICLE 4

                               Completion of Sale

4.1 Closing Date. The purchase and sale of the Property shall take place on the date hereof (the "Closing Date") and the Purchase Price shall then be payable.

4.2 Time. Time is not of the essence of the Agreement. If the money due at Closing is received after 3:00 p.m., Closing is to be treated, for the purposes only of Section 9.4, as taking place on the next Business Day as a result of Buyer's default.

4.3 Closing Location. Closing is to take place, either at Seller's attorney's office, by escrow through the Title Company, or at some other place which Seller reasonably specifies.

                                   ARTICLE 5

                              Title to the Property

5.1 Possession. The Property is sold with vacant possession at the Closing, except for the possession of Seller or its agent under the terms of a lease agreement to be entered into contemporaneously with Closing.

5.2 Encumbrances. Seller is selling the Property free from encumbrances, other than the following encumbrances ("Permitted Exceptions"):

     (a)  those specified in this Agreement on Exhibit B;

     (b)  those discoverable by inspection of the Property before the Agreement;

     (c) those Seller does not and could not reasonably know about by search of the public real estate records; and

     (d) matters, other than monetary charges or encumbrances, disclosed or which would have been disclosed or which ought to have been disclosed by the searches and inquiries which a prudent buyer would have made before entering into the Agreement.

5.3 Leaseback of Real Property. On the date hereof, Buyer shall lease the Real Property back to Seller or its agent pursuant to the Lease in the form of Exhibit C attached hereto (the "Lease").

5.4 Title Exceptions. The sale is subject to and with the benefit of any matters referred to in or arising out of the documents listed in Exhibit B.

5.5 Condition of Title. In addition to the matters referred to in Sections 5.2 and 5.4 above, the Property is also sold subject to the following:

     (a) any charge, notice, order, restriction, agreement, condition or other matter arising under the local governmental powers from time to time in force relating to town and country planning;

     (b) all local governmental charges (whether or not registered before the date of this Agreement) and all matters capable of being levied as local governmental charges;

5.6 Current Government Impositions. Buyer is to bear the cost of complying with any outstanding public requirement and is to indemnify Seller against any liability resulting from a public requirement.

5.7 Warranty of Title. The Seller having specially warranted title to the Property to the Buyer in accordance with Section 5.8, as the Buyer accepts, no objection or requisition shall be made by or on behalf of the Buyer to any matter concerning or arising out of the title to the Property other than for matters revealed by pre-completion searches.

5.8 Proof of title. Without cost to Buyer, Seller is to provide Buyer with proof of the title to the Property and of its ability to transfer it, or to procure its transfer. Seller shall pay for all title insurance insuring Seller's conveyance of absolute title to Buyer.

                                   ARTICLE 6

                             Review of the Property

6.1 Physical State. Buyer accepts the Property in the physical state it is in at the date the Agreement is executed unless Seller is building or converting it.

                                   ARTICLE 7

                         Representations and Warranties

7.1 Seller Representations and Warranties. The representations and warranties of Seller in this Section 7.1 are a material inducement for Buyer to enter into this Agreement. Buyer would not purchase the Property from Seller without such representations and warranties of Seller. All representations and warranties of Seller shall survive the Closing for a period of one (1) year. Seller represents and warrants to Buyer as of the date of this Agreement as follows:

     (a) Seller is a corporation duly organized and validly existing under the laws of the state of Delaware and is duly qualified as a foreign corporation to do business in the state in which the Real Property exists. Seller has full power and authority to enter into this Agreement and the Lease and to perform this Agreement and the Lease. The execution, delivery and performance of this Agreement and the Lease by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. This Agreement is, and upon execution thereof the Lease will be, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement or the Lease, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or give rise to a default under
          (i) any provision of Seller's certificate of incorporation or by-laws,
          (ii) any material instrument or contract to which Seller is a party or by which Seller is bound, or (iii) to Seller's actual knowledge, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Seller, the Property or any other property of Seller.

     (b) There are no presently effective leases, lease amendments, lease guaranties, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions or other agreements with respect to the leasing, use or occupancy of the Real Property or any part thereof other than Permitted Exceptions referred to in Section 5.2 and the lease of agricultural land to a farmer. There are no persons leasing, using or occupying the Real Property or any part thereof except Seller and a farmer using agricultural land.

     (c) There are no leasing commissions or other commissions, fees or compensation presently owed or which will become due and payable with respect to the Lease or which could become due and payable in the future upon the exercise of any right or option contained in the Lease.

     (d) The Real Property has at all times since Seller has owned it been constructed, managed, operated, maintained and repaired by Seller in a first-class manner in accordance with sound construction and property management practice. Except for repair required for the roof, to the best knowledge of Seller, there are no material defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Real Property or any part thereof or any system, element or component thereof. Except for repair required for the roof, all systems, elements and components of the Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in good working order and repair and sound operating condition. Seller has received no notice of any kind from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Real Property or any part thereof. To the best knowledge of Seller, the Real Property and every part thereof and the use and occupancy of the Real Property are in full compliance with all applicable building, earthquake, zoning, land use, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation or similar laws, statutes, rules, regulations and ordinances and all covenants, conditions and restrictions applicable to the Real Property. Seller has received no written notice, citation or other claim alleging any violation of any such law, statute, rule, regulation, ordinance, covenant, condition or restriction. To the best of Seller's knowledge, the Real Property includes sufficient parking spaces to satisfy all zoning and private land use requirements. To the best knowledge of Seller, Seller has fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the permits.

     (e) To the knowledge of Seller, except as permitted by applicable Environmental Laws or disclosed in the environmental reports delivered by Seller to Buyer ("Environmental Reports"), no Hazardous Substances are present in, on or under the Real Property except as listed on
          Schedule 7.1(e), and there is no present Release or threatened Release of any Hazardous Substances in, on or under the Real Property. Seller has never used the Real Property or any part thereof, and Seller has never permitted any person to use the Real Property or any part thereof, for the production, processing, manufacture, generation, treatment, handling, storage or disposal of Hazardous Substances, except in material compliance with applicable Environmental Laws. To the knowledge of Seller, no underground or above-ground storage tanks, wells, sumps, or lagoons are or have been located in, on or under the Real Property, except as disclosed in the Environmental Reports. To the knowledge of Seller, the Real Property and every part thereof, and all operations and activities therein and thereon and the use and occupancy thereof, comply in all material respects with all applicable Environmental Laws. To the knowledge of Seller, Seller has all material permits, licenses and approvals required by all applicable Environmental Laws for the current use and occupancy of, and all current operations and activities in, the Real Property, Seller is in material compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued and are in full force and effect. To the best knowledge of Seller, no claim, demand, action or legal proceeding of any kind relating to any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property or any past or present violation of any Environmental Laws at the Real Property by any person is pending or threatened against Seller, except for any such claim, demand, action or legal proceeding that has been resolved in all material respects or would otherwise not reasonably be expected to result in a material liability. The representations in this Section 7.1(e) are the sole and exclusive representations by Seller relating in any way to Hazardous Substances or Environmental Laws.

     (f) To the best knowledge of Seller: there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending, or threatened or being contemplated, against or involving Seller relating to the Real Property or any part thereof, and there is no valid basis for any such litigation, arbitration or other legal or administrative suit, action, proceeding or investigation.; there is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation or eminent domain action or proceeding of any kind, pending or threatened or being contemplated with respect to the Real Property or any part thereof.; there is no legal or administrative action or proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes; no supplemental real property taxes have been or will be levied against or assessed with respect to the Real Property or any part thereof based on any change in ownership or new construction or other event or occurrence relating to the Real
          Property before the data of this Agreement, except any such supplemental real property taxes as have been paid in full and discharged; the Real Property consists of a separate tax parcel, and no real property other than the Real Property is assessed for real property tax purposes as a portion of that tax parcel.

     (g) All water, sewer, gas, electric, steam, telephone and drainage facilities and all other utilities required by law or reasonably necessary or proper and usual for the full operation, use and occupancy of the Real Property are installed to the boundary lines of the Real Property, are connected with valid permits, and are adequate to service the Real Property and to allow full compliance with all applicable laws, and the cost of installation and connection of all such utilities to the Property has been fully paid.

     (h) Seller is not a "foreign person" as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

     (i) Seller has not dealt with any investment advisor, real estate broker or finder, or incurred any liability for any commission or fee to any investment advisor, real estate broker or finder, in connection with the sale of the Property or this Agreement.

7.2 Buyer Representations and Warranties. The representations and warranties of Buyer in this Section 7.2 are a material inducement for Seller to enter into this Agreement. Seller would not sell the Property to Buyer without such representations and warranties of Buyer. Such representations and warranties shall survive the Closing for a period of one (1) year. Buyer represents and warrants to Seller as of the date of this Agreement that Buyer is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the British Virgin Islands, and Buyer is qualified as a foreign corporation to do business in the state in which the Real Property is located. Buyer has full power and authority to enter into this Agreement and the Lease. The execution and delivery of this Agreement and the Lease by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and authority for the performance hereof and all required consents and approvals will have been duly obtained prior to Closing. This Agreement is, and upon execution of the Lease will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement or the Lease, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time or both) result in a termination, breach, impairment or violation of, or give rise to a default under (i) any provision of Buyer's certificate of incorporation or by-laws, (ii) any material instrument or contract to which Buyer is a party or by which Buyer is bound, or (iii) to Buyer's actual knowledge, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer, the Property or any other property of Buyer.

                                   ARTICLE 8

                                    Covenants

8.1  Seller Covenants. Seller covenants and agrees with Buyer as follows:

     (a) All representations and warranties made by Seller in Section 7.1 shall survive the Closing for a period of one (1) year. Seller shall use its best efforts, in good faith and with reasonable diligence, to cause all of the representations and warranties made by Seller in Section
          7.1 to be true and correct on and as of the date hereof.

     (b) Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims that may be suffered or incurred by Buyer if any representation or warranty made by Seller in Section 7.1 was untrue or incorrect in any material respect when made or that may be caused by any breach by Seller of any such representation or warranty, provided that any such claims against Seller are made in writing within one (1) year from the Closing.

     (c) Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims arising from or based on any failure by Seller to perform all obligations of Seller in accordance with the Permits before the Closing Date, or any breach, default or violation by Seller (or any event by Seller or condition that, after notice or the passage of time, or both, would constitute a breach, default or violation by Seller) under the Permits that occurs before the Closing Date, or any condition, event or circumstance relating to the Real Property that existed or occurred before the Closing Date, or any personal injury or property damage occurring in, on or about the Real Property before the Closing Date.

     (d) Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims in any way arising from, relating to or connected with any Release or threatened Release of any Hazardous Substances in, on or under the Real Property on or prior to the Closing Date or any violation by Seller of any Environmental Laws at the Real Property on or prior to the Closing Date. The foregoing indemnification shall include penalties, fines, reasonable attorneys' fees and disbursements, and remedial and removal costs required by Environmental Law necessary to clean up the Real Property to the least stringent remedial standard applicable to the Real Property given its use at the time of the remediation. However, with respect to legal fees, Seller is obligated to pay for only one law firm, chosen jointly by Buyer and Seller, to represent the interests of both Buyer and Seller in connection with any claim referred to in this paragraph, provided that if such law firm states (after having undertaken the joint representation) that it has an ethical conflict of interest in representing both Buyer and Seller attributable to legal issues between Buyer and Seller, then and only then Seller shall be obligated to pay the reasonable fees and expenses of a second law firm.

8.2  Buyer Covenants. Buyer covenants and agrees with Seller as follows:

     (a) All representations and warranties made by Buyer in Section 7.2 shall survive the Closing for a period of one (1) year. Buyer shall use its best efforts, in good faith and with diligence, to cause all of the representations and warranties made by Buyer in Section 7.2 to be true and correct on and as of the date hereof.

     (b) Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims that may be suffered or incurred by Seller if any representation or warranty made by Buyer in Section 7.2 was untrue or incorrect in any material respect when made or that may be caused by any breach by Buyer of any such representation or warranty, provided that any such claims against Buyer are made in writing within one (1) year from the Closing.

     (c) Buyer agrees that so long as any affiliate of Buyer has indebtedness owed to any affiliate of Seller, that Buyer will provide all necessary and appropriate Buyer financial information to Seller for Seller to comply with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," and any related standards, rules or guidelines.

8.3 Assignment and sub-sales. Seller may not be required to transfer the Property in parts or to any person other than Buyer.

8.4  Insurance.

     If (1) this Agreement provides that the policy effected by or for Seller and insuring the Property or any part of it against loss or damage should continue in force after the exchange of contracts, or (2) the Property or any part of it is let on terms under which Seller (whether as landlord or as tenant) is obliged to insure against loss or damage, then Seller covenants to:

     (i) do everything required to continue to maintain the policy, including the prompt payment of any premium which falls due;

     (ii) increase the amount or extent of the coverage as requested by Buyer, if the insurers agree and Buyer pays the additional premium;

     (iii) permit Buyer to inspect the policy at any time;

     (iv) obtain or consent to an endorsement on the policy of Buyer's interest, at Buyer's expense; and

     (v) pay to Buyer immediately on receipt, any part of an additional premium which Buyer paid and which is returned by the insurers.

                                   ARTICLE 9

                                     Closing

9.1 Closing Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date:

     (a) The Deed, duly executed and acknowledged by Seller, shall be recorded in the Somerset County Clerk's Office.

     (b) Seller or its agent shall date as of the Closing Date, execute and deliver to Buyer (i) the Deed, (ii) the Lease, and (iii) a Form of FIRPTA Certificate in accordance with section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder in the form of Exhibit D attached hereto.

     (c) Buyer shall date as of the Closing Date, execute and deliver to Seller or its agent the Lease.

     (d) Buyer shall pay to Seller the Purchase Price for the Property in accordance with Section 2.1.

     (e) The Title Company shall issue to Buyer the title insurance policy insuring the title as described in Section 2.1(a).

     (f) The Title Company shall file the information return for the sale of the Property required by section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

9.2 Possession. Seller shall transfer possession of the Real Property to Buyer on the Closing Date, and Seller or its agent shall occupy the entire Real Property pursuant to the Lease.

9.3 Closing Costs and Credits. Seller shall pay all costs in connection with the Closing, including: the premium for the ALTA owner's title insurance policy described in Section 2.1(a), including any costs charged for endorsements requested by Buyer; the recording fee for the Deed; the escrow fee charged by the Title Company; the cost of the survey; all transfer or documentary stamp taxes in connection with the Deed; any brokerage commissions payable in connection with the transactions contemplated hereby and its attorney's fees.

9.4 Prorations. Seller shall pay all taxes, assessments, utilities, maintenance charges, invoices for goods furnished or services supplied, and all other expenses relating to the Property, whether allocable to the period before or after the Closing Date.

9.5 Formation of Agreement. If the parties intend to make a contract by exchanging duplicate copies by mail or through a document exchange, the contract is made when the last copy is mailed or deposited at the document exchange.

9.6 Amount payable. The amount payable by Buyer at Closing is the Purchase Price (less any deposit already paid to Seller or its agent) adjusted to take account of: (1) apportionments made under this Agreement; (2) any compensation to be paid under this Agreement; and (3) any sum payable under
     Section 8.4.

9.7 Title deeds. As soon as Buyer has complied with all its obligations for Closing, Seller must hand over the documents of title, except that this requirement does not apply to any documents of title relating to land being retained by Seller after Closing.

9.8 Means of payment. Buyer is to pay the money due at Closing by electronic fund transfer and, if appropriate, by an unconditional release of a deposit held by a stakeholder.

                                   ARTICLE 10

                                    Remedies

10.1 Errors and omissions. If any plan or statement in this Agreement, or in the negotiations leading to it (made or confirmed in writing by Seller's attorneys to Buyer's attorneys), is or was misleading or inaccurate due to an error or omission and caused material damage to the party relying on them, the remedies available are as follows:

     (a) When there is a material difference between the description or value of the Property as represented and as it is, Buyer is entitled to damages.

     (b)  An error or omission only entitles Buyer to rescind the Agreement:

          (i) where the error or omission results from fraud or recklessness, or

          (ii) where Buyer would be obliged, to its prejudice, to accept property differing substantially (in quantity, quality or tenure) from that which the error or omission had led it to expect.

10.2 Rescission. If either party rescinds the Agreement:

     (a)  Buyer is to return any documents received from Seller;

     (b) Seller's duty to pay any returned premium under Section 8.4(v) (whenever received) is not affected.

10.3 Buyer's failure to Close. If Buyer fails to Close in accordance with this Agreement, then:

     (a)  Seller may rescind this Agreement, and if it does so,

          (i)  it may (1) resell the Property and (2) claim damages, and

          (ii) Buyer is to return any documents received from Seller.

     (b)  Seller retains its other rights and remedies.

10.4 Seller's failure to Close. If Seller fails to Close in accordance with this Agreement, then:

     (a) Buyer may rescind this Agreement, and if it does so, Buyer is to return any documents it received from Seller.

     (b)  Buyer retains its other rights and remedies.

                                   ARTICLE 11

                                     General

11.1 Notice.

     (a)  A notice required or authorized by this Agreement must be in writing.

     (b) Giving a notice or delivering a document to a party's attorney has the same effect as giving or delivering it to that party provided that the notice or document is accompanied by a communication bearing the attorney's correspondence reference or the name of the person dealing with the matter and sufficient information to enable the matter to be identified.

     (c) Where delivery of the original document is not essential, a notice or document is validly given or sent if it is sent: (a) by fax, or (b) by e-mail to e-mail address for the intended recipient given in the contract with the transmittal failure.

     (d) Subject to paragraphs (e) through (i) below, a notice is given and a document delivered when it is received.

     (e) A notice or document sent through the document exchange is received when it is available for collection.

     (f) A notice or document which is received after 4:30 p.m. on a Business Day, or on a day which is not a Business Day, is to be treated as having been received on the next Business Day.

     (g) An automated response to a notice or document sent by e-mail that the intended recipient is out of the office is to be treated as proof that the notice or document was not received.

     (h)  Paragraph (i) below applies unless there is proof:

          (i)  that a notice or document has not been received, or

          (ii) of when it was received.

     (i) Unless the actual time of receipt is proved, a notice or document sent by the following means is treated as having been received as follows:

          (i) by first class mail: Before 4:00 pm on the second Business Day after mailing

          (ii) through a document exchange: Before 4:00 pm on the first Business Day after the day

          (iii) by fax: One hour after dispatch

          (iv) by e-mail: before 4:00 pm on the first Business Day after dispatch.

     (j) In paragraph (i) above, "first class mail" means the national postal service of the applicable jurisdiction.

11.2 Seller Disclaimer. The Buyer acknowledges that this Agreement has not been entered into wholly or partly in reliance upon any statement or representation made by or on behalf of the Seller save in so far as any such statement or representation is expressly set out in this Agreement or has been made in writing by the Seller's attorneys to the attorneys for the Buyer and in that event the making of any such statement or representation shall not obviate the need for the Buyer to make the appropriate searches and inquiries, inspect and survey the Property in contemplation of the Buyer's expected use.

11.3 Continuing Application. The provisions of this Agreement shall remain in full force and effect in so far as they remain to be performed and observed after completion of the sale and purchase of the Property.

11.4 Acknowledgment. The Buyer acknowledges receipt of all the information about the Property which is set out in this Agreement or has been supplied in writing by the Seller's attorneys to the attorneys for the Buyer.

11.5 Rights of Third Parties. No one may enforce any term of this Agreement by virtue of the principal of being a third party beneficiary.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.

                                   Huntingdon Life Sciences Inc., as Seller

                                   /s/ Mark Bibi
                                   By:  Mark Bibi
                                   Its:   Secretary

                                   Alconbury Properties III Limited, as Buyer:

                                   /s/ Andrew Baker
                                   By:  Andrew Baker
                                   Its:  Authorized Signatory

9649855.15.BUSINESS